Exhibit 4N
                             GROUP ANNUITY AMENDMENT

             MADE A PART OF THE CERTIFICATE TO WHICH IT IS ATTACHED


The provisions of this Group Annuity Amendment will be effective on the later of May 1, 2000 or the date this amendment is approved by the State Department of Insurance where the Group Annuity Contract is governed or the Contract Effective Date.

The following term will be added to SPECIAL TERMS:

Net Contributions - The sum of all Contributions credited to the Participant's Account Value less any amounts paid when a withdrawal occurs and less any outstanding loan balance."

The following paragraph will be added after the last paragraph of paragraph e) under LIMITATIONS ON TRANSFERS AND WITHDRAWALS:

"Upon receipt of request for payment due to a Participant's death, we will make a payment equal to the greater of the following amounts:

(a)      The Net Contributions, or

(b)      The Participant's Account Value less any outstanding loan balance."

The following paragraph will replace the third paragraph under DEATH BENEFIT:

"Upon receipt of due proof of death and required claim forms and upon our approval of the death claim, we will pay the Beneficiary, if one is living, a death benefit equal to the greater of the following amounts:

(a)      The Net Contributions, or

(b)      The Participant's Account Value less any outstanding loan balance."

The following paragraph will be added to DEATH BENEFIT:

"At the Participant's option, a Participant can elect in writing the settlement option payable to the Beneficiary upon his or her death."

The following paragraph will be added to LOAN:

"If a withdrawal for the entire Account Value is requested and there is an outstanding loan balance, the Account Value will be reduced by the outstanding loan balance. The remaining Account Value will be calculated at the end of the Valuation Period following the deduction of the loan balance."


                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                          /s/ Jon A. Boscia

                              Jon A. Boscia, President